SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

41068X100
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 18 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Partners Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 322,900
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 322,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 3 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Partners Institutional Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 282,100
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 282,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Partners Advanced Healthcare Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 404,100
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 404,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 404,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Partners US Equity UCITS Fund plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Partners Renewable Energy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 540,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 540,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 540,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Ridgecrest Partners Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 17,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 17,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Advisory Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,566,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,566,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,566,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON PN; IA

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 9 of 17 Pages

1	NAME OF REPORTING PERSON Ardsley Partners I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,566,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,566,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,566,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 10 of 17 Pages

1	NAME OF REPORTING PERSON Philip J. Hempleman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,566,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,566,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,566,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 11 of 17 Pages

Item 1(a).	NAME OF ISSUER
The name of the issuer is Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
The Company's principal executive offices are located at 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

Item 2(a).	NAME OF PERSON FILING
This statement is filed by:

	(i)	Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of common stock, par value $0.01 per share ("Shares") directly owned by it;
	(ii)	Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the Shares directly owned by it;
	(iii)	Ardsley Partners Advanced Healthcare Fund, L.P., a Delaware limited partnership ("Ardsley Advanced"), with respect to the Shares directly owned by it;

	(iv)	Ardsley Partners US Equity UCITS Fund plc, an Irish UCITS plc ("Ardsley US Equity"), with respect to the Shares directly owned by it;
	(v)	Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the Shares directly owned by it;
	(vi)	Ardsley Ridgecrest Partners Fund, L.P., a Delaware limited partnership ("Ardsley Ridgecrest"), with respect to the Shares directly owned by it;
	(vii)	Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Adviser of AP II, Ardsley Institutional, Ardsley Advanced, Ardsley Energy and Ardsley Ridgecrest and as Sub-Advisor of Ardsley US Equity with respect to the Shares directly owned by AP II, Ardsley Institutional, Ardsley Advanced, Ardsley US Equity, Ardsley Energy and Ardsley Ridgecrest;

	(viii)	Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II, Ardsley Institutional, Ardsley Energy and Ardsley Ridgecrest, with respect to the Shares owned by AP II, Ardsley Institutional, Ardsley Energy and Ardsley Ridgecrest; and

	(ix)	Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the Shares owned by AP II, Ardsley Institutional, Ardsley Advanced, Ardsley US Equity, Ardsley Energy.

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 12 of 17 Pages

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party. The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13G of the Act, the beneficial owner of the Shares reported herein.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
The address of the business office of each of the Reporting Persons is 262 Harbor Drive, Stamford, Connecticut 06902.

Item 2(c).	CITIZENSHIP
AP II, Ardsley Institutional, Ardsley Advanced, Ardsley Energy and Ardsley Ridgecrest are Delaware limited partnerships. Ardsley US Equity is an Irish UCITS plc. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States citizen.

Item 2(d).	TITLE OF CLASS OF SECURITIES
Common stock, par value $0.01 per share.

Item 2(e).	CUSIP NUMBER
41068X100

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 13 of 17 Pages

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________________________

Item 4.	OWNERSHIP
The information required by Items 4(a) – (c) is set forth in Rows 5-11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each Reporting Person.

The Company's Quarterly period on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Securities and Exchange Commission on November 5, 2015, indicates that the total number of outstanding Shares as of November 4, 2015 was 38,269,566. The percentages used herein and in the rest of the Schedule 13G/A are based upon such number of Shares outstanding.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP
Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 14 of 17 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: February 16, 2016

ARDSLEY PARTNERS FUND II, L.P.
BY: ARDSLEY PARTNERS I,
GENERAL PARTNER

BY: /s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
BY: ARDSLEY PARTNERS I,
GENERAL PARTNER

BY: /s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS ADVANCED HEALTHCARE FUND, L.P. BY: PHILIP J. HEMPLEMAN GENERAL PARTNER
BY: /s/ Steve Napoli*
Steve Napoli
As attorney in fact for
Philip J. Hempleman

Ardsley Partners US Equity UCITS Fund plc
BY: ARDSLEY ADVISORY PARTNERS
SUB-ADVISOR
BY: /s/ Steve Napoli
Steve Napoli Partner

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 15 of 17 Pages

Ardsley Partners Renewable Energy Fund, L.P.
BY: ARDSLEY PARTNERS I,
GENERAL PARTNER
BY: /s/ Steve Napoli
Steve Napoli General Partner
ARDSLEY RIDGECREST PARTNERS FUND, L.P.
BY: ARDSLEY PARTNERS I, GENERAL PARTNER
BY: /s/ Steve Napoli
Steve Napoli General Partner
ARDSLEY ADVISORY PARTNERS

BY: /s/ Steve Napoli
Steve Napoli
Partner

ARDSLEY PARTNERS I

BY: /s/ Steve Napoli
Steve Napoli
General Partner

PHILIP J. HEMPLEMAN, INDIVIDUALLY

BY: /s/ Steve Napoli*
Steve Napoli
As attorney in fact for
Philip J. Hempleman

* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 16 of 17 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: February 16, 2016

ARDSLEY PARTNERS FUND II, L.P.
BY: ARDSLEY PARTNERS I,
GENERAL PARTNER

BY: /s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
BY: ARDSLEY PARTNERS I,
GENERAL PARTNER

BY: /s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS ADVANCED HEALTHCARE FUND, L.P. BY: PHILIP J. HEMPLEMAN GENERAL PARTNER
BY: /s/ Steve Napoli*
Steve Napoli
As attorney in fact for
Philip J. Hempleman

Ardsley Partners US Equity UCITS Fund plc
BY: ARDSLEY ADVISORY PARTNERS
SUB-ADVISOR
BY: /s/ Steve Napoli
Steve Napoli Partner

CUSIP No. 41068X100	SCHEDULE 13G/A	Page 17 of 17 Pages

Ardsley Partners Renewable Energy Fund, L.P.
BY: ARDSLEY PARTNERS I,
GENERAL PARTNER
BY: /s/ Steve Napoli
Steve Napoli General Partner
ARDSLEY RIDGECREST PARTNERS FUND, L.P.
BY: ARDSLEY PARTNERS I, GENERAL PARTNER
BY: /s/ Steve Napoli
Steve Napoli General Partner
ARDSLEY ADVISORY PARTNERS

BY: /s/ Steve Napoli
Steve Napoli
Partner

ARDSLEY PARTNERS I

BY: /s/ Steve Napoli
Steve Napoli
General Partner

PHILIP J. HEMPLEMAN, INDIVIDUALLY

BY: /s/ Steve Napoli*
Steve Napoli
As attorney in fact for
Philip J. Hempleman

* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.